UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 30, 2020

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 West Wall St. 3rd Floor Midland, TX	79701

(Address of principal executive offices) (Zip Code)

(432) 682-7464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	REI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2020, Ring Energy, Inc. (the “Company”) issued a press release announcing the promotion of Mr. Stephen D. Brooks to Executive Vice President of Land, Legal, Human Resources and Marketing, effective November 30, 2020. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Prior to joining the Company, from May 2019 to April 2020, Mr. Brooks, age 65, served as Vice President of Land, Legal, People & Culture and Corporate Services for SandRidge Energy, Inc. (“SandRidge”), where he was responsible for overseeing all land department functions and coordinating all legal functions for SandRidge. Prior to SandRidge, from February 2016 to May 2019, Mr. Brooks served as Vice President of Land for Yuma Energy, Inc., where he was responsible for all land department functions. Mr. Brooks has over 40 years of experience in the oil and gas sector, beginning his career with Shell Oil Company in 1977. Over a 24-year period with Duncan Energy Company (“Duncan”), Mr. Brooks held various positions, including his last title as Vice President of Land for the Gulf Coast Region, from 2000 to 2015, where he was responsible for all land department functions, and Land Manager for the Gulf Coast Region from 1991 to 2000. Mr. Brooks is a Certified Professional Landman and a member of the American Association of Professional Landmen.

Mr. Brooks has an employment agreement with the Company. The term of the employment agreement will continue until employment is terminated by either Mr. Brooks or the Company. Mr. Brooks will receive a minimum base salary at an annual rate of $290,000. The base salary will be reviewed annually by the Board of Directors (the “Board”) and may be adjusted upward in the Board’s sole discretion, but not downward.

For each calendar year during Mr. Brooks’ employment term, beginning in 2021, Mr. Brooks will (i) be eligible to participate in an annual incentive compensation plan of the Company, and (ii) will be eligible to receive annual long-term equity incentive awards under the Company’s 2013 Long-Term Incentive Plan or any successor plan, with a target value equal to a percentage of base salary, determined by the Board (based on the grant date value of any such award), based on the achievement of performance goals established by the Board in its sole discretion under any incentive compensation plan or arrangement as may be established by the Board from time to time.

From October 1, 2020 through the remainder of 2020, Mr. Brooks shall receive as bonus consideration an amount equal to $7,855 per month. Mr. Brooks also received a sign-on equity grant of 200,000 shares of the Company’s restricted stock awarded on Mr. Brooks’ first day of employment (the “Award Date”), and the restricted stock shall have a three-year vesting period, such vesting period to begin on the Award Date, and shall be subject to the terms and conditions of the award agreements pursuant to which they are granted.

Mr. Brooks will also be subject to certain non-competition and non-solicitation restrictions for a period of one year following any termination of employment, as well as certain confidentiality restrictions that apply indefinitely.

The foregoing description of the employment agreement with Mr. Brooks is not complete and is subject in its entirety by reference to the terms of such agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure

The information set forth under Item 5.02 of this Current Report on Form 8-K is hereby incorporated in Item 7.01 by reference.

The information in Item 5.02 and Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 10.1 and Exhibit 99.1, is being furnished pursuant to Item 5.02 and Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Title of Document

10.1	Employment and Severance Agreement, dated as of September 30, 2020, by and between the Company and Stephen D. Brooks.
99.1	Press Release, dated November 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: December 3, 2020	By:	/s/ William R. Broaddrick
William R. Broaddrick
Chief Financial Officer